Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120292, No. 333-64081 and No. 333-90835) and Form S-3 (No. 333-56293) of Noven Pharmaceuticals, Inc. of our report dated March 14, 2005 relating to the financial statements of Vivelle Ventures LLC, which appears in this Form 10-K of Noven Pharmaceuticals, Inc.

/s/ PRICEWATERHOUSECOOPERS  LLP

Florham Park, New Jersey
March 14, 2005